Exhibit 107

Calculation of Filing Fee Table

424(b)(5)(1)

(Form Type)

Anheuser-Busch InBev Worldwide Inc. (Issuer)

Anheuser-Busch InBev SA/NV (Guarantor)

Anheuser-Busch InBev Finance Inc. (Guarantor)

Cobrew NV (Guarantor)

Brandbrew S.A. (Guarantor)

Brandbev S.à r.l. (Guarantor)

Anheuser-Busch Companies, LLC (Guarantor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Anheuser-Busch InBev Worldwide Inc.

Fees to Be Paid	Debt	5.000% Notes due 2034	Rule 457(r)	$1,000,000,000	99.596%	$995,960,000	$147.60 per $1,000,000	$147,003.70

	Anheuser-Busch InBev Finance Inc.

	Other	Guarantee of 5.000% Notes due 2034	Other(2)	—	—	—	—	(2)

	Anheuser-Busch InBev SA/NV

	Other	Guarantee of 5.000% Notes due 2034	Other(2)	—	—	—	—	(2)

	Cobrew NV

	Other	Guarantee of 5.000% Notes due 2034	Other(2)	—	—	—	—	(2)

	Brandbrew S.A.

	Other	Guarantee of 5.000% Notes due 2034	Other(2)	—	—	—	—	(2)

	Brandbev S.à r.l.

	Other	Guarantee of 5.000% Notes due 2034	Other(2)	—	—	—	—	(2)

	Anheuser-Busch Companies, LLC

	Other	Guarantee of 5.000% Notes due 2034	Other(2)	—	—	—	—	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$995,960,000		$147,003.70

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$147,003.70

(1)	The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering.
(2)	Pursuant to Rule 457(n), no separate fee for the guarantees is payable.